Exhibit 99.1

China Direct Announces Reverse/Forward Stock Split Effective September 22, 2008; Temporary Change in Trading Symbol to CDSDD.

Deerfield Beach, FL- September 19, 2008 – China Direct, Inc. (NASDAQ:CDS) (the “Company”), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced that its Board of Directors has authorized the Company to amend its Articles of Incorporation to effect a 1-for-100 reverse split of its common stock, par value $.0001 per share followed by a 100-for-1 forward split of its common stock.

On September 10, 2008, the Board of Directors of the Company approved an amendment to its Articles of Incorporation to effect a 1-for-100 reverse split of its common stock (the “Reverse Split”), followed by a 100-for-1 forward split of its common stock (the “Forward Split”).  The transaction will be carried out on a per shareholder basis.  Following the transaction, shareholders holding at least 100 shares of the Company’s common stock will not be impacted.  The Reverse Split will be followed immediately by the Forward Split and the total number of shares held by the holder of 100 or more shares will not change as a result of the Reverse/Forward Split.  Following the transaction, there will be no change in the Company’s authorized common stock or the par value of its common stock.

On September 19, 2008, the Company was notified by Nasdaq that its common stock will be temporarily assigned a symbol CDSDD for 20 trading days after the transaction as a means to notify member broker dealers of the transaction.  China Direct remains listed on the Nasdaq Global Market.  The "DD" at the end of the Company’s symbol will simply denote the recent stock splits.  On Monday, October 20, 2008 trading will resume under the Company’s current symbol CDS.

The Reverse Split is comprised of 1 share of common stock for every 100 shares of common stock and will be  followed immediately by the Forward Split.  The total number of shares held by the holder of 100 or more shares will not change as a result of the Reverse/Forward Split and any fractional share held by such holder resulting from the Reverse Split will not receive cash for the fractional shares they own. Shareholders who hold less than 1 share of the Company’s common stock in the aggregate (less than 1 whole share) following the Reverse Split will not be included in the Forward Split.   Rather, such fractional shares will receive a cash payment at a price equal to the closing price of the Company’s common stock of $5.07 as of September 19, 2008.  The transaction will take place on September 22, 2008.

The Company expects to benefit from cost savings as a result of the transaction as the Company has a large number of shareholders that own relatively few shares.  Specifically, of the Company’s approximately 13,000 shareholders as of September 19, 2008, approximately 5,700 hold fewer than 100 shares of its common stock.  The cost associated with each shareholder is the same regardless of the number of shares held.  The Company expects these costs will only increase over time. Required shareholder mailings costs the Company tens of thousands of dollars per year.  In addition, continuing to distribute required mailings to shareholders with fewer than 100 shares of common stock held in street name through a nominee (i.e., a bank or broker) also costs the Company significant amounts each year.

Moreover, this transaction will provide shareholders with fewer than 100 shares of common stock with a cost-effective way to receive cash for their investment in the Company, because these shareholders will not incur transaction costs, such as brokerage or service fees, in connection with this transaction.  Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock in the open market.  This transaction will eliminate these problems for most shareholders with smaller holdings.

In light of these disproportionate costs, the board of directors believes it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with these smaller accounts. The Company believes this transaction will result in significantly reduced shareholder record keeping and mailing expenses for the Company and provide holders of fewer than 100 shares of the Company’s common stock with an efficient, cost-effective way to receive cash for their investments.

The Company intends for this transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the transaction for their beneficial holders.

DISCLOSURE NOTICE:

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Direct, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations about our future success, our ability to successfully develop our planned steel and wood product distribution business in a cost effective manner that enhances our financial condition. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward- looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our reports on Form 10-Q.

Contact Information:

Richard Galterio,
Executive Vice President of China Direct, Inc.,
Tel: 877-China-57
Email: Richard@cdii.net